EXHIBIT 10.29

WEBSITE MANAGEMENT AGREEMENT

This Website Management Agreement (the “Agreement”) is made effective on this 2nd day of January, 2015, by and between Kristine Ann Schellhaas, of 130 Rupertus Drive, San Clemente, CA 92672, kxcasey1@msn.com (the “Consultant”), and Bright Mountain, LLC, a Florida limited liability company, of 6400 Congress Avenue, Boca Raton, FL 33487, info@bmaq.com (the “Company”).

MANAGEMENT AGREEMENT FOR SERVICES

Consultant will be paid $30,000.00 per year for three years at the rate of $2,500.00 per month beginning on January 31st, 2015 and continuing on the last day of each month thereafter for 36 months, ending December 31, 2017 for the Management Services.  Consultant will be paid promptly each month as an independent contractor and no taxes withheld.  During said period, this agreement may only be terminated by Company for good cause.

INCENTIVE PLANS FOR SERVICES

Consultant will earn 10% of the increase in site revenue during the three year management period to be paid annually on the 31st of March commencing March 31, 2016 and ending on March 31, 2018 with the baseline being $34,000 of revenue for year one and the prior year’s total annual revenue being the baseline for each subsequent year.  A descriptive example to follow:

EXAMPLE ONLY:

2015 Total Revenue from USMCLife.com website equals $75,000 less 2014 baseline revenue of $34,000 = increase in site revenue of $41,000 times 10% = $4,100 incentive.

2016 Total Revenue form USMCLife.com website equals $125,000 less 2015 baseline revenue of $75,000 = increase in site revenue of $50,000 times 10% = $5,000 incentive.

2017 Total Revenue from USMCLife.com equals $200,000 less 2016 baseline of $125,000 = increase in site revenue of $75,000 times 10% = $7,500 incentive.

CONSULTANT’S OBLIGATIONS

Consultant agrees to keep working full-time on the website and managing the website in a similar manner as she has in the past, putting in approximately the same

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hours and performing the same duties and work during the 36-month management services period. Consultant will make herself available for three hour each week for a telephone conference with Company personnel at a mutually agreed upon time to discuss progress on growing the website traffic. The parties may also meet in person at mutually agreed upon locations approximately once every three months; provided, however, that Consultant shall have no obligation to travel more than 100 miles from Consultant’s current place of residence for such meeting unless Company pays Contractor’s expenses associated with said travel.

REPRESENTATIONS AND WARRANTIES BY THE CONSULTANT

a) The Consultant has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Consultant exclusively performs all management duties of the Website and there are no current disputes or threat of disputes with any third party over the management of the Website.

c) The execution and performance of this Agreement by the Consultant will not constitute or result in a violation of any material agreement to which the Consultant is a party.

ADDITIONAL DOCUMENTS

Consultant agrees to cooperate with the Company and take any and all actions necessary to operate the Website in a similar manner and has been done historically: provided, however, that such cooperation and taking of action shall be without expense to Consultant.

NON COMPETE

Consultant agrees not to compete with Bright Mountain, LLC in the web market for Military and First Responder audiences with sites similar to USMCLife.com or any other Websites currently owned or operated by Bright Mountain, LLC and its subsidiaries for a period of five years from the date of this Agreement.  Said websites are identified on Exhibit “1” hereto.  Notwithstanding the foregoing, Consultant shall be allowed to do occasional guest posting with any website business.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by certified mail, return receipt requested, with copy sent via e-mail, postage prepaid, addressed to the appropriate party at the address

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shown for that party at the beginning of this Agreement.  The parties hereto may change their addresses by giving written notice of the change in the manner described in this paragraph.  Any party hereto may acknowledge receipt of a document or other information by email and expressly waive their right to notice of that document or other information by mail in said email communication.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 2nd day of January, 2015.

Consultant: Kristine Ann Schellhaas

By: Kristine Ann Schellhaas

Company: Bright Mountain, LLC

By: W. Kip Speyer President

       W. Kip Speyer

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Exhibit "1" Websites Currently Owned by Company

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Bootcamp4me.com;

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Bootcamp4me.org;

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Brightwatches.com;

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Coastguardnews.com

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Fdcareers.com;

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Fireaffairs.com;

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Gopoliceblotter.com;

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Leoaffairs.com;

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PopularMilitary.com;

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Teacheraffairs.com;

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Thebravestonline.com;

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Thebright.com;

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Wardocumentaryfilms.com;

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Welcomehomeblog.com; and

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360fire.com

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